Exhibit 99.1

DYLAN RATIGAN, anchor:

A few moments ago the president of the United States, George W. Bush, speaking with Maria about our economy. He reiterated the need for Americans to reduce their dependence on crude oil. We’ll have more of that conversation in just a moment here. But first, a look at one group that could be a beneficiary of those lower fuel prices as we’re down again today. Street Smarts right now.

We’re joined by Charles Ledsinger. He’s vice chairman and CEO of Choice Hotels International. He will be ringing the closing bell in a little over a half hour to celebrate the company’s 10th listing anniversary on the big board.

How much of an improvement have you seen in your business as energy prices have come down, if at all, Charles?

Mr. CHARLES LEDSINGER (CEO, Choice Hotels): Well, we’ve seen a little bit, but to be honest with you, our business is mainly the mid-market business. We didn’t see much of a trade down through the whole spike up in energy prices. I think if they had maintained high for a longer period of time we might have seen some switching. But a little bit but not a lot.

RATIGAN: To the extent to which your business is an economic indicator itself, to suggest to the extent to which people travel for business or leisure, what is your assessment of the overall health and how it correlates to the overall performance of the stock market lately?

Mr. LEDSINGER: Well, I think it is an indicator, usually a bit of a leading indicator, but it’s been—the business has been very strong and a lot of our business is demand side driven by GDP growth frankly, and the strength of the economy which has been very good. And then the supply side is really driven by the money supply. So the supply and demand has really been in check. Supply has been less than the demand so the last few years it has been excellent. And we see that probably for the next couple of years.

RATIGAN: History suggests that when there is a boom in the hotel business, too many get bilked, whether it’s you that bilk them or not, and then there’s a bust. Are we seeing any evidence of that cycling right now?

Mr. LEDSINGER: Not yet. Not yet because supply additions haven’t caught up with demand yet. And I think it’s going to be probably a year to two years at least before we’ll see any of that. So it’s been actually a very nice supply and demand balance.

RATIGAN: What is your view of what’s ultimately driving your demand cycle? In other words, how much of it is specific to the niches in the market you’re in and how much of it do you believe is driven by broader strength in the US economy?

Mr. LEDSINGER: It’s driven a lot by the broader strength in the economy. Demand side in the hotel business is almost—you can lay it up against GDP. So GDP growth means growing demand for the hotel business. And our markets typically are more leisure skewed so when the leisure business and the economy is strong, unemployment is low, so people are out traveling.

RATIGAN: What is your expectation for the balance of the year in your business?

Mr. LEDSINGER: We think the rest of the year will be good, will be strong. We’re coming up on some tougher comparisons because last year was good. So we’ve had a couple of good years. We also had comparisons last year frankly with Hurricane Katrina, which for our business was actually beneficial. But it’s going to be very good. The rest of the year will be very good and we’re looking for a strong next year as well.

RATIGAN: How are you defining that? In other words, what sort percentages—growth percentages—and revenue and earnings are good for you for the fourth quarter and for that matter for ‘07?

Mr. LEDSINGER: Well, I can’t get into that now but we’re pretty much where we thought we’d be for the year and where our expectations have been all along.

RATIGAN: Are you ambitious to expand the business in a way that you have not at this point?

Mr. LEDSINGER: We will continue to expand. We grow at probably somewhere in the 4 to 6 percent net unit growth range, which is kind of our longer term target. So if we can add that many new units into the system we’re in very good shape for the long run. That’s pretty much where we’ve been for the last four or five years.

RATIGAN: All right. Charles, a pleasure to have you with us. Thanks for your time this afternoon.

Mr. LEDSINGER: Thanks so much.

RATIGAN: Charles Ledsinger runs Choice Hotels.